Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Citizens Financial Services, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-136975) of Citizens Financial Services, Inc. of our report dated March 5, 2008, relating to our audit of the consolidated financial statements which appear in the 2007 Annual Report to Shareholders of Citizens Financial Services, Inc. which is incorporated in this Annual Report on Form 10-K of Citizens Financial Services, Inc. for the year ended December 31, 2007.

/s/ S.R. Snodgrass, A.C.
By:  S.R. Snodgrass, A.C.
Wexford, PA
March 5, 2008